NEWS RELEASE
March 19, 2012                             Contact: Linda J. Vilardo, EVP and CAO
FOR IMMEDIATE RELEASE                        (301) 429-2646
Washington, DC

BARRY MAYO RESIGNS AS RADIO DIVISION PRESIDENT

Washington, DC: - Radio One, Inc. (NASDAQ: ROIAK and ROIA) announced today that Barry A. Mayo, who has served as President of Radio since August 2007, has resigned to pursue other opportunities.

Alfred C. Liggins, III, Radio One’s CEO and President stated: “Barry has been an integral member of Radio One’s executive management team for nearly five years, and he has served the Company with passion and distinction. I am grateful for Barry’s contributions to the success of the Company’s initiatives, particularly given the challenging economic environment. I understand, however, that there comes a time for change in a person’s career, and I fully respect Barry’s decision to undertake new challenges.  I truly wish him well.”

Commenting on his departure, Mr. Mayo stated: “Partnering with Alfred and helping to execute his vision has been a rewarding experience, and I am proud of what we have accomplished. I am grateful for the support shown me during my tenure.  While I will miss the relationships forged, I am truly looking forward to the next phase of my career.”

Radio One, Inc. (http://www.radio-one.com/) is a diversified media company that primarily targets African-American and urban consumers. The Company is one of the nation's largest radio broadcasting companies, currently owning or operating 53 broadcast stations located in 15 urban markets in the United States. As a part of its core broadcasting business, Radio One operates syndicated programming including the Russ Parr Morning Show, the Yolanda Adams Morning Show, the Rickey Smiley Morning Show, CoCo Brother Live, CoCo Brother's "Spirit" program, Bishop T.D. Jakes' "Empowering Moments", the Reverend Al Sharpton Show, and the Warren Ballentine Show. The Company also owns a controlling interest in Reach Media, Inc. (http://www.blackamericaweb.com/), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner. Beyond its core radio broadcasting business, Radio One owns Interactive One (http://www.interactiveone.com/), an online platform serving the African-American community through social content, news, information, and entertainment, which operates a number of branded sites, including News One, UrbanDaily, HelloBeautiful, Community Connect Inc. (http://www.communityconnect.com/), an online social networking company, which operates a number of branded websites, including BlackPlanet, MiGente, and Asian Avenue. In addition, the Company owns a controlling interest in TV One, LLC (http://www.tvoneonline.com/), a cable/satellite network programming primarily to African-Americans.